Exhibit 2.1

MERGER AGREEMENT

dated November 19, 2004

by and among

FONIX CORPORATION,

as “Parent”

TOE ACQUISITION CORPORATION,

as “Sub”

and

EMPIRE ONE TELECOMMUNICATIONS, INC.,

as “Empire”

EXHIBITS

Exhibit A -

Articles of Merger

Exhibit B -

Registration Rights Agreement

Exhibit C -

Escrow Agreement

Exhibit D -

Transmittal Letter

Exhibit E -

Form of Legal Opinion of Counsel to Empire

Exhibit F -

Form of Legal Opinion of Counsel to Fonix and Sub

SCHEDULES

Schedule 1.3(f) – Company Debt

Schedule 1.3(g) – Company Liabilities

Empire Disclosure Schedule

Empire Stockholders Schedule

MERGER AGREEMENT

This Merger Agreement is entered into as of November 19, 2004 by and among EMPIRE ONE TELECOMMUNICATIONS, INC., a Delaware corporation d/b/a Empire One Telecom, with its principal place of business in New York (“Empire”), FONIX CORPORATION, a Delaware corporation (“Parent”), and TOE ACQUISITION CORPORATION, a Delaware corporation and wholly owned subsidiary of Parent (“Sub”).

Recitals

A.

The Boards of Directors of Empire, Parent and Sub believe it is in the best interests of their respective companies that Empire and Sub combine into a single company through the statutory merger of Sub with and into Empire (the "Merger"), with Empire being the surviving company and, in furtherance thereof, have approved this Agreement and the Merger.

B.

Pursuant to the Merger, among other things, the outstanding shares of common stock, par value $0.0001 per share of Empire (the "Empire Shares") shall be converted into the right to receive the Merger Consideration (as defined in Section 1.3(e)) upon the terms and subject to the conditions set forth herein.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article IX.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I.

BASIC TRANSACTION

SECTION 1.1

The Merger. On and subject to the terms and conditions of this Agreement, Sub will merge with and into Empire at the Effective Time. Empire shall be the corporation surviving the Merger (the "Surviving Corporation").

SECTION 1.2

The Closing.

(a)

The Closing shall take place at the offices of Durham Jones & Pinegar, P.C., 111 East Broadway, Salt Lake City, Utah 84111, commencing at 1:00 p.m. local time on the Closing Date.  All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b)

At the Closing:

(i)

Empire shall deliver to Parent the various certificates, instruments, court orders and documents referred to in Section 5.2;

(ii)

Parent and Sub shall deliver to Empire the various certificates, instruments and documents referred to in Section 5.3;

(iii)

Empire and Sub will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger");

(iv)

Parent shall deliver to the Paying Agent the Cash Portion of the Merger Consideration; and

(v)

Parent shall deliver to the Escrow Agent the Stock Portion of the Merger Consideration.

SECTION 1.3

Effect of Merger.

(a)

General. The Merger shall become effective at the time (the "Effective Time") Empire and Sub file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Empire or Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

(b)

Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

(c)

Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

(d)

Directors and Officers. The directors and officers of Sub shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

(e)

Conversion of Empire Shares. At and as of the Effective Time, (i) each Empire Share (other than any Dissenting Share) shall be converted into the right to receive an amount (the "Merger Consideration") equal to (A) Two Million Five Hundred Thousand Dollars ($2,500,000) in cash (without interest) less the amount of the Company Debt (such aggregate net cash amount being referred to herein as the "Merger Cash"), plus (B) that number of restricted shares (the “Merger Stock”) of Parent’s common stock, par value $0.0001 per share (“Fonix Common Stock”), equal to (x) Two Million Dollars ($2,000,000) divided by (y) the average closing bid price of Fonix Common Stock for the first 45 of the 48 consecutive trading days immediately preceding the Closing Date (the “Fonix Common Stock Closing Price”), divided by (z) the total number of Empire Shares issued and outstanding as of the Closing Date, and (ii) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Empire Shares outstanding.  No Empire Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 1.3(e) after the Effective Time.  At Closing, Parent shall agree to register the Merger Stock for public resale by the Empire Stockholders within 120 days after the Closing Date, which agreement shall be as set forth in a Registration Rights Agreement (“Registration Rights Agreement”) in the form attached hereto as Exhibit B, which shall be executed and delivered by Parent and the Stockholder's Agent for and on behalf of each of the Empire Stockholders.

(f)

Payoff of Company Debt.  The Company Debt schedule, attached hereto as Schedule 1.3(f), indicates, as of the date of this Agreement, the amount of Company Debt and the respective lenders, payees or other obligees thereof (each a “Debtee”).  At the Closing, Empire shall deliver to Parent an update of Schedule 1.3(f) which shall set forth the Company Debt as of the Closing Date.  At and as of the Effective Time, Parent shall pay, in accordance with the instructions set forth on Schedule 1.3(f), to the Debtees the Company Debt.

(g)

Payoff/Assumption of Certain Company Liabilities.  The Certain Company Liabilities schedule, attached hereto as Schedule 1.3(g), indicates the amount of Certain Company Liabilities as of the date hereof and as of the Closing Date and the respective payees thereof (each a “Payee”).  At and as of the Effective Time Parent may, at its option, pay, in accordance with the instructions set forth on Schedule 1.3(g), to the Payees the Certain Company Liabilities.  If Parent does not pay any or all of the Certain Company Liabilities at and as of the Effective Time, such unpaid Certain Company Liabilities shall not be included as Liabilities in the calculation of the Liabilities Cap.

(h)

Escrow.  At Closing, 100% of the Merger Stock (the “Escrow Stock”) shall be deposited with the Escrow Agent pursuant to the terms of an Escrow Agreement in the form attached as Exhibit C.  The Escrow Stock shall be held by and in the name of the Escrow Agent for the purpose of securing the indemnification obligations of the Empire Stockholders set forth in Section 7.1 of this Agreement.  The Escrow Stock shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.  The Escrow Stock shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(i)

Conversion of Capital Stock of Sub. At and as of the Effective Time, each share of Common Stock, $0.001 par value per share, of Sub shall be converted into one share of Common Stock, $0.0001 par value per share, of the Surviving Corporation.

(j)

Procedure for Payment.

(i)

Immediately after the Effective Time, (A) Parent will cause the Surviving Corporation to deliver to Empire (the "Paying Agent") the Merger Cash (the "Payment Fund") and (B) Parent will cause the Paying Agent to mail a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit D, together with such other customary documents as may be required pursuant to such instructions, including without limitation, a Form W-8 or W-9, to each record holder of outstanding Empire Shares for the holder to use in surrendering the certificates which represented his or its Empire Shares against payment of the Merger Consideration. No interest will accrue or be paid to the holder of any outstanding Empire Shares.  Pending payment of the Payment Fund to the Empire Stockholders, the Paying Agent shall maintain the Payment Fund in cash or cash equivalent investments, and may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments.

(ii)

Upon surrender to the Paying Agent of any certificate representing Empire Shares (each an "Empire Certificate") for cancellation, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Empire Shares shall be entitled to receive in exchange for his or its Empire Certificate the Merger Consideration payable to such Holder (except for such Empire Stockholder's share of Merger Shares, which shall be deposited with the Escrow Agent).  Upon delivery of such payment to the Empire Stockholder, the Empire Certificate so surrendered shall forthwith be canceled.  Until so surrendered, each outstanding Empire Certificate will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, which shall be paid in full upon surrender of such Empire Certificate or affidavit of lost certificate as described below, to evidence the ownership of the number of full Merger Shares and the cash consideration described as part of the Merger Consideration.

(iii)

If any Empire Certificates shall have been lost, stolen or destroyed, Parent shall cause to be issued in exchange for such lost, stolen or destroyed Empire Certificates, upon the making of an affidavit of that fact by the holder thereof in form acceptable to Parent, such Merger Consideration as may be required pursuant to Section 1.3(e); provided, however, that any such affidavit shall include a covenant by such Empire Stockholder indemnifying Parent for any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Empire Certificates alleged to have been lost, stolen or destroyed.

(iv)

Parent may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former Empire Stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash.

(v)

Parent shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

(vi)

No fraction of a Merger Share will be issued.

(k)

Closing of Transfer Records. After the close of business on the Closing Date, transfers of Empire Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

(l)

Dissenters' Rights.  Empire shall give Parent prompt notice of any demand received by Empire to require Empire to purchase shares of outstanding Empire Shares, and Parent shall have the right to direct and participate in all negotiations and proceedings with respect to such demand.  Empire agrees that, except with the prior written consent of Parent, or as required under the Delaware General Corporation Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand.  Each holder of Dissenting Shares ("Dissenting Stockholder") who, pursuant to the provisions of the Delaware General Corporation Law, becomes entitled to payment of the fair value for Dissenting Shares shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such Dissenting Stockholder of a certificate or certificates representing shares of Empire Shares, the Merger Consideration to which such Empire Stockholder would otherwise be entitled under this Section 1.3 and the Certificate of Merger less the Merger Consideration allocable to such Empire Stockholder that has been deposited with the Escrow Agent.

SECTION 1.4

Further Assurances.  Each of Parent, Empire and Sub will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Empire and Sub, the officers and directors of Empire and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

SECTION 1.5

Stockholders' Agent.

(a)

By virtue of the approval and adoption of this Agreement at the Special Meeting, the Empire Stockholders hereby appoint EOT Lending Corp. as agent ("Stockholders' Agent") for and on behalf of the Empire Stockholders to give and receive notices and communications, to authorize delivery to Parent of the Escrow Shares in satisfaction of claims by Parent or Sub, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing.  Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Parent.  No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for its services.  Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Empire Stockholders.

(b)

The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Empire Stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

(c)

The Stockholder's Agent has informed Parent that he will act in the best interests of the Empire Stockholders.

(d)

A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Empire Stockholders for whom Merger Shares issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Empire Stockholder, and the Escrow Agent, and Parent may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Empire Stockholder.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF EMPIRE

Empire represents and warrants to Parent and Sub that, except as set forth in the Empire Disclosure Schedule delivered to Parent and Sub on the date hereof, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  For purposes of this Article II, the phrase “to the knowledge of Empire” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Empire.

SECTION 2.1

Organization, Qualification and Corporate Power.  Empire is a corporation duly organized, validly existing and in corporate and Tax good standing under the laws of its jurisdiction of organization.  Except as set forth on Section 2.1 of the Disclosure Schedule, Empire is duly qualified to conduct business and is in corporate and Tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect.  Empire has all requisite corporate power and authority to carry on the Business in which it is engaged and to own and use the properties owned and used by it.  Empire has furnished to Parent and Sub complete and accurate copies of its corporate charter and by-laws.  Empire is not in default under or in violation of any provision of its corporate charter or by-laws except for a default which would not reasonably be expected to have a Business Material Adverse Effect.

SECTION 2.2

Authorization of Transaction.  Empire has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Empire of this Agreement and the performance by Empire of this Agreement and the Ancillary Agreements to which it will be a party and the consummation by Empire of the transactions contemplated hereby and thereby have been or will by Closing have been duly and validly authorized by all necessary corporate action on the part of Empire and any necessary action or approval, if any, of the Bankruptcy Court.  This Agreement has been duly and validly executed and delivered by Empire and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by Empire, will constitute, a valid and binding obligation of Empire, enforceable against Empire in accordance with its terms, subject only to the approval of the Bankruptcy Court, if necessary.

SECTION 2.3

Noncontravention.  Subject to compliance with the applicable requirements of the Plan and to the receipt of any necessary approval of the Bankruptcy Court, neither the execution and delivery by Empire of this Agreement or the Ancillary Agreements to which Empire will be a party, nor the consummation by Empire of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or by-laws of Empire, (b) except as set forth in Section 2.3(b) to the Disclosure Schedule, require on the part of Empire any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Empire is a party or by which Empire is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Business Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have a Business Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of Empire or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Empire or any of its properties or assets.

SECTION 2.4

Subsidiaries.  Empire does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

SECTION 2.5

Financial Statements.  Empire has provided to Parent and Sub the Financial Statements.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of Empire as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Empire; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

SECTION 2.6

Absence of Certain Changes.  Except as set forth in Section 2.6 of the Disclosure Schedule, since the Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Business Material Adverse Effect, and (b) Empire has not taken any of the actions set forth in paragraphs (a) through (m) of Section 4.4.

SECTION 2.7

Undisclosed Liabilities.  Empire has no Liability, except for (a) Liabilities shown on the Most Recent Balance Sheet, (b) Liabilities which have arisen since the Balance Sheet Date in the Ordinary Course of Business, and (c) contractual and other Liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.  Notwithstanding the foregoing, as of the Closing Date, Empire shall not have aggregate Liabilities in excess of $1,500,000 (the “Liabilities Cap”), all of which shall be set forth on the Most Recent Balance Sheet.

SECTION 2.8

Tax Matters.

(a)

Empire has properly filed on a timely basis (taking into account extensions of time to file) all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects.  Empire and any Affiliated Group has properly filed on a timely basis (taking into account extensions of time to file) all Income Tax Returns that it was or is required to file with respect to any Affiliated Period and all such Tax Returns were true, correct and complete in all material respects.  Empire has paid on a timely basis (taking into account extensions of time to pay) all Taxes that were due and payable and Empire and each member of any Affiliated Group has paid all Taxes that were due and payable with respect to all Affiliated Periods.  The unpaid Taxes of Empire for tax periods through the Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet.  All Taxes that Empire was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b)

Empire has provided to Parent (i) complete and correct copies of all Tax Returns of Empire relating to Taxes for all taxable periods from and after the Plan Effective Date and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of Empire or, to the extent related to the income, business, assets, operations, activities or status of Empire, submitted by, received by or agreed to by or on behalf of any Affiliated Group, and relating to Taxes for all taxable periods from and after the Plan Effective Date.  The federal income Tax Returns of Empire and each other member of an Affiliated Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.8(b) of the Disclosure Schedule.  No examination or audit of any Tax Return of Empire by any Governmental Entity is currently in progress or, to the knowledge of Empire, threatened or contemplated.  Empire has not been informed in writing by any jurisdiction that the jurisdiction believes that Empire was required to file any Tax Return that was not filed.  Empire has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any Taxing Authority.

(c)

None of the assets of Empire:  (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

SECTION 2.9

Ownership and Condition of Assets.

(a)

Empire is the true and lawful owner, and has good title to, all of its assets, free and clear of all Security Interests, except as set forth in Section 2.9(a) of the Disclosure Schedule.

(b)

The assets of Empire are sufficient for the conduct of the Business as presently conducted.  Each tangible asset of Empire is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(c)

Section 2.9(c) of the Disclosure Schedule lists individually (i) all assets of Empire which are fixed assets (within the meaning of GAAP) having a book value greater than $5,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Balance Sheet Date, and (ii) all other assets of Empire of a tangible nature (other than inventories) whose book value exceeds $5,000.

(d)

Each item of equipment, motor vehicle and other asset that is being transferred to Parent under the terms of this Agreement and that Empire has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of Empire to such lessor or owner will have been discharged in full.

SECTION 2.10

Owned Real Property.  Empire has no Owned Real Property.

SECTION 2.11

Real Property Leases.  Section 2.11 of the Disclosure Schedule lists all Leases.  Empire has made available to Parent complete and accurate copies of the Leases.  With respect to each Lease:

(a)

such Lease is legal, valid, binding, enforceable and in full force and effect;

(b)

subject to Empire obtaining necessary waivers, consents or approvals from third parties, such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)

neither Empire nor, to the knowledge of Empire, any other party, is in breach or violation of, or default under, any such Lease, and to the knowledge of Empire no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Empire or, to the knowledge of Empire, any other party under such Lease;

(d)

to the knowledge of Empire, there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e)

Empire has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)

to the knowledge of Empire, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities as currently conducted; and

(g)

Empire is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to any Lease which would reasonably be expected to materially impair the current uses or the occupancy by Empire (or its successor) of the property subject thereto.

SECTION 2.12

Intellectual Property.

(a)

Section 2.12(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor material to the operation of the Business as currently operated.

(b)

Empire owns or has the right to use all Intellectual Property necessary to operate the Business as currently operated.  Immediately following the Closing, each item of the Business Intellectual Property will be owned or available for use by Empire on substantially identical terms and conditions as it was immediately prior to the Closing.  Empire has taken all commercially reasonable measures to protect the proprietary nature of each item of Business Intellectual Property, and to maintain in confidence all trade secrets and Confidential Information, that it owns or uses.  To the knowledge of Empire, no other person or entity has any rights to any of the Business Intellectual Property owned by Empire (except pursuant to agreements or licenses specified in Section 2.12(d) of the Disclosure Schedule), and, to the knowledge of Empire, no other person or entity is infringing, violating or misappropriating any of the Business Intellectual Property.

(c)

To the knowledge of Empire, Empire is not and, since the Plan Effective Date, has not violated or misappropriated any Intellectual Property rights of any person or entity.  To the knowledge of Empire, none of the Internal Systems, or the use thereof, violates or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.  Section 2.12(c) of the Disclosure Schedule lists any written complaint, claim or notice, or written threat thereof, received by Empire or otherwise known to Empire alleging any such infringement, violation or misappropriation, and Empire has provided to Parent complete and accurate copies of all written documentation in the possession of Empire relating to any such complaint, claim, notice or threat.  Empire has provided to Parent complete and accurate copies of all written documentation in Empire’s possession relating to claims or disputes known to Empire concerning any Business Intellectual Property.

(d)

Section 2.12(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which Empire has licensed, distributed or otherwise granted any rights to any third party with respect to, any Business Intellectual Property.  Except as set forth in Section 2.12(d) of the Disclosure Schedule, Empire has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights.

(e)

Section 2.12(e) of the Disclosure Schedule identifies each item of Business Intellectual Property that is owned by a party other than Empire, and the license or agreement pursuant to which Empire uses it (excluding off the shelf software programs licensed by Empire pursuant to “shrink wrap” licenses).

(f)

To the knowledge or the Empire, the Internal Systems are free from material defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

SECTION 2.13

Contracts.

(a)

Section 2.13 of the Disclosure Schedule lists the following agreements (written or oral) to which Empire is a party, as of the date of this Agreement:

(i)

any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than 12 months;

(ii)

any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000, or (C) in which Empire has granted “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)

any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)

any agreement (or group of related agreements) under which Empire created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than

$25,000 or under which Empire has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)

any agreement for the disposition of any significant portion of the assets or business of Empire (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of Inventory or components in the Ordinary Course of Business);

(vi)

any agreement concerning confidentiality or noncompetition;

(vii)

any employment or consulting agreement;

(viii)

any agreement involving any current or former officer, director or stockholder of Empire or an Affiliate thereof;

(ix)

any agreement under which the consequences of a default or termination would reasonably be expected to have a Business Material Adverse Effect;

(x)

any agreement which contains any provisions requiring Empire to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(xi)

any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

(b)

Empire has provided to Parent a complete and accurate copy of each agreement listed in Section 2.12(d) or Section 2.13 of the Disclosure Schedule.  With respect to each agreement so listed:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) except as set forth in Section 2.13 of the Disclosure Schedule, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) none of Empire nor, to the knowledge of Empire, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Empire, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Empire or, to the knowledge of Empire, any other party under such agreement.

SECTION 2.14

Litigation.  Except as set forth on Section 2.14 to the Disclosure Schedule, there is no Legal Proceeding which is pending or, to the knowledge of Empire, has been threatened in writing which (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.  There are no judgments, orders or decrees outstanding against Empire, except for any judgments, orders or decrees that could not reasonably be expected to have a Business Material Adverse Effect.

SECTION 2.15

Employees.

(a)

Section 2.15 of the Disclosure Schedule contains a list of all Business Employees who are employed pursuant to an employment contract, along with the position and the annual rate of compensation of each such person.  There are no Business Employees who are a party to a non-competition or assignment of inventions agreement with Empire.  Section 2.15 of the Disclosure Schedule contains a list of all Business Employees who are not citizens of the United States.  To the knowledge of Empire, no key Business Employee or group of Business Employees has any plans to terminate employment with Empire (other than for the purpose of accepting employment with Parent following the Closing) or not to accept employment with Parent.

(b)

Empire is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  Empire has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to the Business Employees.

(c)

Except for obligations to indemnify pursuant to any statute or Empire’s Certificate of Incorporation or Bylaws, Empire has no obligation to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of Empire or was serving at the request of Empire as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any agreement or otherwise).

SECTION 2.16

Employee Benefits.

(a)

Section 2.16(a) of the Disclosure Schedule contains a complete and accurate list of all Business Benefit Plans.  Complete and accurate copies of (i) all Business Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Business Benefit Plans, (iii) all trust agreements, insurance contracts and summary plan descriptions related to any Business Benefit Plans, (iv) all plans offering equity securities of Parent and related prospectuses, (v) in the case of a plan be qualified under Code Section 401(a), a copy of the most recent IRS determination letter for such plan, (vi) the five most recent annual reports filed on IRS Form 5500, together with all attachments and (vii) (all plan financial statements since the date the Plan Effective Date for each Business Benefit Plan), have been provided to Parent.

(b)

Each Business Benefit Plan has been administered in all material respects in accordance with its terms and Empire and each ERISA Affiliate has in all material respects met its obligations with respect to each Business Benefit Plan and has made all required premium payments or contributions thereto.  Empire, each ERISA Affiliate and each Business Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each Business Benefit Plan required to have been submitted to the Internal Revenue Service, to the United States Department of

Labor, to the PBGC or any other regulatory agency have been duly submitted.  No Business Benefit Plan has assets that include securities issued by Empire or any ERISA Affiliate.

(c)

There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Business Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Business Benefit Plan or asserting any rights or claims to benefits under any Business Benefit Plan that could give rise to any material Liability.

(d)

All the Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened in writing, and no such Business Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.  No such plan has experienced a termination or partial termination.  Each Business Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.  Each Business Benefit Plans that provides for compliance with Section 404(c) of ERISA, or is intended to comply with such provision, so complies.

(e)

Neither Empire nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)

At no time has Empire or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)

Except as set forth on Section 2.16(a) of the Disclosure Schedule, there are no obligations under any Business Benefit Plan providing benefits after termination of employment to any Business Employee (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding (i) continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law, but only to the extent such continuation coverage is provided solely at the participant’s expense, or (ii) obligations under a Business Benefit Plan intended to be qualified under Code Section 401(a).

(h)

With respect to the Business Benefit Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements.  There is no Liability for benefits (contingent or otherwise) under any Business Benefit Plan, except as set forth in the Financial Statements.  The assets of each Business Benefit Plan which is funded are reported at their fair market value on the books and records of such plan.

(i)

No act or omission has occurred and no condition exists with respect to any Business Benefit Plan that would subject Empire or any ERISA Affiliate or Parent to (i) any material fine, penalty, tax or Liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Business Benefit Plan, nor will any of the transactions contemplated by this agreement give rise to such an obligation.

(j)

No Business Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(k)

Each Business Benefit Plan is amendable and terminable unilaterally by Empire at any time without Liability or expense to Empire or such Business Benefit Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Business Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Empire from amending or terminating any such Business Benefit Plan.

(l)

There is no agreement with any stockholder, director, executive officer or other key Business Employee:  (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Empire of the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key Business Employee.  There is no agreement, plan or arrangement under which any person may receive payments from Empire that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code.  There is no agreement or plan binding Empire, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Business Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(m)

 Section 2.16(m) of the Disclosure Schedule sets forth the sick, vacation and annual time off policy with respect to the Business Employees, or any group of Business Employees and identifies the amount of Liabilities as of the date of this Agreement and as of the Closing Date.

(n)

Each individual who has received compensation for the performance of services on behalf of Empire or any ERISA Affiliate has been properly classified as an employee or independent contractor in accordance with applicable law.

(o)

There are no loans or extensions of credit from Empire to any Business Employee.

(p)

Neither Empire nor any of its Affiliates has any contract, plan or commitment, whether legally binding or not, to create any additional Business Benefit Plans or to modify any existing Business Benefit Plans.

SECTION 2.17

Environmental Matters.

(a)

Empire has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  There is no pending or, to the knowledge of Empire, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Empire.

(b)

Empire does not have any Liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment except for Liabilities or obligations which could not reasonably be expect to have a Business Material Adverse Effect.

(c)

Empire is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or Liability arising under any Environmental Law.

(d)

Set forth in Section 2.17(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by Empire (whether conducted by or on behalf of Empire or a third party, and whether done at the initiative of Empire or directed by a Governmental Entity or other third party) which were issued or conducted during the past five (5) years and which Empire has possession of or access to.  A complete and accurate copy of each such document has been provided to Parent.

(e)

Empire is not aware of any material environmental Liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by Empire.

SECTION 2.18

Legal Compliance.

(a)

Empire is currently conducting, and has at all times since the Plan Effective Date conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  Empire has not received any written notice or written communication from any Governmental Entity alleging noncompliance by Empire with any applicable law, rule or regulation.

(b)

Except as set forth in Section 2.18(b) of the Disclosure Schedule, Empire has received all authorizations or permissions of the FCC and state public service or utilities commissions (the “State Commissions”) in the states in which Empire operates its business as are necessary and appropriate for it to own or operate its business and its assets, properties and rights; except where failure to obtain or have any such authorizations or permission could not reasonably be expected to have a Business Material Adverse Effect.  Section 2.18(b) of the Disclosure Schedule sets forth a true, correct and complete list of the authorizations, registrations and permits received from the FCC and the State Commissions (collectively the “EOT Authorizations”).  All EOT Authorizations are valid and in full force and effect, exclusively held by Empire, free and clear of any legal disqualifications, conditions or other restrictions, except where failure to obtain or have any such EOT authorizations could not reasonably be expected to have a Business Material Adverse Effect. There is not pending or, to the knowledge of Empire, threatened against Empire and, there is not pending or, to the knowledge of Empire, threatened against Empire any application, action, petition, objection or other pleading, or any proceeding, with the FCC or any State Commission or any other Governmental Entity that challenges, questions or contests the validity of, or any right, title and interest of the holder under, or nonrenewal, termination, revocation, forfeiture or suspension of, any EOT Authorization. Empire is not in material default and has not received any written notice of any claim of default, with respect to any EOT Authorization. Empire has complied in all material respects with, and is not in violation of, any requirement of law to which the EOT Authorizations are subject, including, without limitation, rules, regulations or orders of the FCC and any applicable State Commission. Empire has not failed to materially adhere to the requirements, terms, conditions or restrictions of any license, permit or authorization necessary to the ownership of the EOT Authorizations. Empire has paid when due and is current in all respects with all local, state and federal fees, charges and assessments relating to its business and the EOT Authorizations. Except as otherwise governed by any applicable requirement of law, all of the EOT Authorizations that are material to Empire are renewable by their terms without the need to comply with any special qualification procedures.

(c)

Empire is currently, and has been at all times, in material compliance with all applicable rules and regulations of the FCC and the State Commissions.

(d)

Section 2.18(d) of the Disclosure Schedule sets forth all telecommunications approvals and other material regulatory approvals which must be obtained by Parent, Parent, or Empire to enable Parent to purchase the Empire Shares and continue the Business on and after the Closing Date (the “Regulatory Approvals”).

(e)

Empire is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding, commitment letter, suspension order, or similar undertaking (each a “Regulatory Agreement”) with any Governmental Entity that restricts the conduct of its business in any material respect, nor has Empire been notified by any regulatory agency or any other governmental entity that it is considering issuing or requesting any Regulatory Agreement.

SECTION 2.19

Permits. Section 2.19 of the Disclosure Schedule sets forth a list of all Permits issued to or held by Empire.  Such listed Permits are the only Permits that are required to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  Each such Permit is in full force and effect; Empire is in compliance with the terms of each such Permit; and, to the knowledge of Empire, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each such Permit will continue in full force and effect immediately following the Closing.

SECTION 2.20

Certain Business Relationships With Affiliates.  Except as set forth in Schedule 2.20 to the Disclosure Schedules, no Affiliate of Empire (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against Empire, or (c) owes any money to, or is owed any money by, Empire.  Section 2.20 of the Disclosure Schedule lists any material transactions or relationships between Empire and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

SECTION 2.21

Inventory.  The Company has no Inventory as of the Balance Sheet Date valued in excess of $10,000.

SECTION 2.22

Accounts Receivable.  Except as set forth in Section 2.22 of the Disclosure Schedule, accounts receivable reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible in the Ordinary Course of Business, net of the applicable reserve for bad debts on the Most Recent Balance Sheet.

SECTION 2.23

Insurance.  Section 2.23 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, commercial general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Empire is a party, all of which are in full force and effect.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of Empire.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, Empire will not be liable for retroactive premiums or similar payments, and Empire is otherwise in compliance in all material respects with the terms of such policies.  Empire has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.  Except as sent forth on Section 2.23 of the Disclosure Schedule, each such policy to which Empire is a party will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

SECTION 2.24

Warranties.  No product or service manufactured, sold, leased, licensed or delivered by Empire is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than the applicable standard terms and conditions of sale or lease which are set forth in Section 2.24 of the Disclosure Schedule.  The Financial Statements set forth the aggregate expenses incurred by Empire in fulfilling its obligations under guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and Empire does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

SECTION 2.25

Customers and Suppliers.  Section 2.25 of the Disclosure Schedule sets forth a list of (i) each customer that accounted for more than 1% of the consolidated revenues of Seller during the last full fiscal year or the interim period through the Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (ii) the top 10 suppliers of Empire.  No such customer or supplier has indicated to Empire within the past year that it will stop, or decrease the rate of, buying products or supplying products or services, as applicable.  No unfilled customer order or commitment of Empire to process, manufacture or deliver products or perform services will result in a material loss to Empire upon completion of performance.  No purchase order or commitment of Empire is in excess of customary and normal requirements of Empire, nor are prices provided therein materially in excess of current market prices for the products or services to be provided thereunder.  As of the date hereof, Empire's line count for business and residential customers is as set forth on Section 2.25 of the Disclosure Schedule, and such line count shall not materially decrease between the date hereof and the Closing.

SECTION 2.26

Books and Records.  The minute books and other similar records of Empire contain materially complete and accurate records of all actions taken at any meetings of Empire’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  The books and records of Empire accurately reflect in all material respects the assets, Liabilities, business, financial condition and results of operations of Empire, and have been maintained in accordance with good business and bookkeeping practices.

SECTION 2.27

Government Contracts.  Empire is not a supplier to nor does it receive revenue from any Governmental Entity or any agency, department or division of any Governmental Entity.

SECTION 2.28

Capitalization. Empire has authorized capital consisting only of 1,000 Empire Shares, all of which are issued and outstanding on the date hereof.  The Empire Shares represent all of the issued and outstanding capital stock of Empire and the Empire Stockholders are the only holders of any Empire Shares.  Other than the Empire Shares, there are no outstanding preemptive, conversion or other rights (including exchange, participation, co-sale, rights of first refusal or other rights), options, warrants or agreements granted or issued by or binding upon Empire for the purchase or acquisition of any shares of capital stock of Empire or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock or any stock appreciation rights or phantom stock plans.  All of the outstanding shares of capital stock of Empire have been duly authorized and validly issued, and are fully paid and non-assessable, and were offered and sold in compliance with all applicable state and federal securities laws and no stockholder has a right of rescission or damages with respect thereto.

SECTION 2.29

Broker’s Fees.  Empire does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

SECTION 2.30

Powers of Attorney.  There are no material outstanding powers of attorney executed on behalf of Empire.

SECTION 2.31

Disclosure.  No representation or warranty by Empire contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Empire pursuant to this Agreement, and no information provided by Empire for inclusion in the Joint Solicitation Statement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading; provided, however, that Empire makes no representation or warranty with respect to any information that Parent and Sub will supply specifically for use in the Joint Solicitation Statement.  Empire has disclosed to Parent and Sub all material information relating to Empire or the transactions contemplated by this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to Empire that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct in all material respects as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  For purposes of this Article III, the phrase “to the knowledge of Parent and/or Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Parent and/or Parent.

SECTION 3.1

Organization, Qualification and Corporate Power.  Each of Parent and Sub is a corporation duly organized, validly existing and in corporate good standing under the laws of its jurisdiction of organization.  Each of Parent and Sub has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

SECTION 3.2

Authorization of Transaction.  Each of Parent and Sub has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by each of Parent and Sub of this Agreement and the performance by them of this Agreement and the Ancillary Agreements to which they will be a party and the consummation by them of the transactions contemplated hereby and thereby have been or will by Closing have been duly and validly authorized by all necessary corporate action on the part of Parent or Sub, as the case may be.  This Agreement has been duly and validly executed and delivered by Parent and Sub and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by Parent and Sub, will constitute, a valid and binding obligation of  Parent or Sub, enforceable against either of them in accordance with its terms.

SECTION 3.3

Noncontravention.  Neither the execution and delivery by Parent or Sub of this Agreement or the Ancillary Agreements to which they will be a party, nor the consummation by them of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or by-laws of Parent or Sub, (b) require on the part of

Parent or Sub any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Parent or Sub is a party or by which they are bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have a Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of Parent or Sub or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Sub or any of its properties or assets.

SECTION 3.4

Capitalization. Parent has authorized capital consisting of 800,000,000 shares of Class A Common Stock, par value $.0001 per share, and 50,000,000 shares of preferred stock, par value $.0001 per share.  As of the date hereof, Parent has issued and outstanding 104,066,179 shares of Class A Common Stock, and 1,870,924 shares of Class A Common Stock are subject to issuance upon the conversion or exercise of presently issued and outstanding warrants and options of Parent.  Parent has issued 166,667 shares of Series A Preferred Stock, and 166,667 shares of Series A Preferred Stock are outstanding, which shares are convertible into 4,167 shares of Class A Common Stock. Parent has issued 2,000 shares of Series H Nonconvertible Preferred Stock, and 2,000 shares of Series H Nonconvertible  Preferred Stock are outstanding.  Parent has issued 3,250 shares of Series I Convertible Preferred Stock, and 3,250 shares of Series I Convertible Preferred Stock are outstanding.  Assuming a hypothetical conversion of all of the outstanding Series I Preferred Stock into Fonix Common Stock as of November 10, 2004, approximately 25,181,599 shares of Fonix Common Stock would be issuable.

SECTION 3.5

SEC Documents; Financial Statements.  Parent has furnished or otherwise made available to Empire and the Empire Stockholders a true and complete copy of each statement, report, registration statement, definitive proxy statement, and other filing filed with the SEC by Parent since December 31, 2003, and, prior to the Closing, Parent will have furnished or otherwise made available to Empire and the Empire Stockholders true and correct copies of any additional documents filed with the SEC by Parent prior to the Closing Date (collectively, the “Fonix SEC Documents”).  In addition, Parent has made available to the Empire all material exhibits to the Fonix SEC Documents filed prior to the date hereof that have been requested and will promptly make available upon request therefor to Empire and the Empire Stockholders all material exhibits to any additional Fonix SEC Documents filed prior to the Closing Date but after the date hereof.  All documents required to be filed as exhibits to the Fonix SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect except those which have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder.  As of their respective filing dates, the Fonix SEC Documents complied in all material respects with the requirements of the Exchange Act, and the Securities Act and none of the Fonix SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Fonix SEC Document prior to the date hereof.  The financial statements of Fonix, including the notes thereto, included in the Fonix SEC Documents (the “Fonix Financial Statements”), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Form 10-Q, as permitted by Form 10-Q of the SEC).  The Fonix Financial Statements fairly present the consolidated financial condition and operating results of Parent and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).  There has been no material change in Parent's accounting policies except as described in the notes to the Fonix Financial Statements.  Since December 31, 2003, no event has occurred that would have required the filing of any report that otherwise would have been included among the SEC Documents and for which an appropriate report was not filed.

SECTION 3.6

Absence of Certain Changes.  Since June 30, 2004 (the “Fonix Balance Sheet Date”), except as described in the Fonix SEC Documents, Parent has conducted its business in the Ordinary Course of Business consistent with past practice and there has not occurred:  (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Parent; (ii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries other than in the Ordinary Course of Business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (v) any amendment or change to Parent's certificate of incorporation or by-laws; or (vi) any negotiation or agreement by Parent or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Empire regarding the transactions contemplated by this Agreement).

SECTION 3.7

Litigation.  Except as described in the Fonix SEC Documents, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its Subsidiaries, threatened against Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or its Subsidiaries or their respective operations or financial condition. There is no judgment, decree or order against Parent or any of its Subsidiaries or, to the knowledge of Parent, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Parent or its Subsidiaries.

SECTION 3.8

Governmental Authorization.  Parent and each of its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a governmental entity (i) pursuant to which Parent or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent’s or any of its Subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called “Fonix Authorizations”), and all of such Fonix Authorizations are in full force and effect, except where the failure to obtain or have any of such Fonix Authorizations would not reasonably be expected to have a Material Adverse Effect on Parent or its Subsidiaries.

SECTION 3.9

Disclosure. No representation or warranty by Parent or Sub contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of Parent or Sub pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV.

PRE-CLOSING COVENANTS

SECTION 4.1

Closing Efforts.  Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party or Parties, as applicable, to consummate the transactions contemplated by this Agreement are satisfied.

SECTION 4.2

Preparation of Solicitation Statement.

(a)

As soon as practicable after the execution of this Agreement, Empire and Parent shall jointly prepare a solicitation statement (the "Joint Solicitation Statement") for the solicitation of approval of the Empire Stockholders describing this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby.  The information in the Joint Solicitation Statement about Parent and Sub shall be supplied by and shall be the sole responsibility of Parent.  The information in the Joint Solicitation Statement about Empire shall be supplied by and shall be the sole responsibility of Empire.  The information in the Joint Solicitation Statement about the Merger shall be jointly prepared by and shall be the joint responsibility of Parent and Empire.

(b)

The information supplied by Empire for inclusion in the Joint Solicitation Statement to be sent to the Empire Stockholders shall not, on the date the Joint Solicitation Statement is first mailed to the Empire Stockholders or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading.  Notwithstanding the foregoing, Empire makes no representation, warranty or covenant with respect to any information supplied by Parent or Sub which is contained in any of the foregoing documents.

(c)

The information supplied by Parent for inclusion in the Joint Solicitation Statement shall not, on the date the Joint Solicitation Statement is first mailed to the Empire Stockholders, or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading.  Notwithstanding the foregoing, Parent and Sub make no representation, warranty or covenant with respect to any information supplied by Empire which is contained in any of the foregoing documents.

(d)

The Joint Solicitation Statement shall constitute a disclosure document for the offer and issuance by Parent of the Merger Shares and a proxy statement for use by Empire at the Empire Special Meeting or any substitute therefor.  Parent shall use reasonable commercial efforts to cause the Joint Solicitation Statement to comply with applicable federal and state securities laws requirements pertaining to the issuance of the Merger Shares; Empire shall use reasonable commercial efforts to cause the Joint Solicitation Statement to comply with the Delaware General Corporation Law and any other laws of any other jurisdiction applicable to soliciting proxies for the Special Meeting.  Each of Parent and Empire agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Solicitation Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Joint Solicitation Statement.  Empire will promptly advise Parent, and Parent will promptly advise Empire, in writing if at any time prior to the Effective Time either Empire or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Joint Solicitation Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.  The Joint Solicitation Statement shall contain the recommendation of the Board of Directors of Empire that the Empire Stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Empire Stockholders, provided, however, that no director or officer of Empire shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.  Anything to the contrary contained herein notwithstanding, Empire shall not include in the Joint Solicitation Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

(e)

Empire shall promptly after the date hereof take all action necessary in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws to provide notice of and conduct a special meeting of its stockholders (the "Special Meeting") in order that the stockholders may consider and vote upon the adoption of this

Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law.  In connection with the Special Meeting, Empire will mail the Joint Disclosure Statement as soon as practicable.  Empire shall use its best efforts to solicit proxies from the Empire Stockholders to vote in favor of the Merger and shall take all other action necessary or advisable to secure the vote of stockholders required to effect the Merger

SECTION 4.3

Governmental and Third-Party Notices and Consents.

(a)

Each Party shall use Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, including without limitation the Regulatory Approvals (the “Governmental Filings”), and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each of the Parties shall promptly file any documents and applications necessary to obtain the Regulatory Approvals; and promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart Scott Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, Parent shall not be obligated (A) to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the Hart Scott Rodino Act except to the extent it elects to do so in its sole discretion or (B) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of Parent or its Affiliates.

(b)

Empire shall use Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed on Section 2.3 of the Empire Disclosure Schedule (the “Third Party Consents”).

(c)

Parent will take all actions that may be necessary under state securities laws in connection with the offering and issuance of the Merger Shares.

SECTION 4.4

Operation of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Empire shall conduct its operations and the operations of the Business in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use Reasonable Best Efforts to preserve intact the current business organization of Empire, keep the physical assets of Empire in normal working condition, keep available the services of the Business Employees, preserve the relationships with customers and suppliers of Empire and others having business dealings with Empire and operate the Business so that it does not have aggregate Liabilities on the Closing Date in excess of $1,500,000.  Without limiting the generality of the foregoing, prior to the Closing, Empire shall not, without the written consent of Parent:

(a)

declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(b)

other than in the Ordinary Course of Business, create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(c)

enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.16(l) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.16 of the Empire Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(d)

acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(e)

mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(f)

discharge or satisfy any Security Interest or pay any obligation or Liability other than in the Ordinary Course of Business;

(g)

amend its charter, by-laws or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(h)

change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections;

(i)

enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.11, Section 2.12 or Section 2.13 of the Empire Disclosure Schedule;

(j)

institute or settle any Legal Proceeding;

(k)

other than in the Ordinary Course of Business, transfer or sell any Inventory;

(l)

take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Empire set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article V not being satisfied; or

(m)

 agree in writing or otherwise to take any of the foregoing actions.

SECTION 4.5

Access to Information.

(a)

Empire shall permit representatives of Parent and Sub to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Empire, to all premises, properties, financial, Tax and accounting records (including the work papers of Empire’s independent accountants), contracts, other records and documents, and personnel, of Empire for the purpose of performing reasonable inspections and tests.

(b)

Within 30 days after the end of each month ending prior to the Closing, beginning with October, 2004, Empire shall furnish to Parent and Sub an unaudited income statement for such month and a balance sheet of Empire as of the end of such month, prepared on a basis consistent with the Financial Statements.  Such financial statements shall present fairly the financial condition and results of operations of Empire as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of Empire.

(c)

Parent (i) shall treat and hold as confidential any Confidential Information, (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to Empire all tangible embodiments (and all copies) thereof which are in its possession.

SECTION 4.6

Exclusivity.

(a)

Empire shall not, and Empire shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Parent and Sub) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving Empire or its assets, (ii) furnish any non-public information concerning the business, properties or assets of Empire to any party (other than Parent) or (iii) engage in discussions or negotiations with any party (other than Parent) concerning any such transaction.

(b)

Empire shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that Empire is terminating such discussions or negotiations.  If Empire receives any inquiry, proposal or offer of the nature described in paragraph (a) above, Empire shall, within one (1) business day after such receipt, notify Parent of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

ARTICLE V.

CONDITIONS TO CLOSING

SECTION 5.1

Intentionally Omitted.

SECTION 5.2

Conditions to Obligations of Parent and Sub.  The obligation of Parent and Sub to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a)

Empire shall have obtained at its own expense (and shall have provided copies thereof to Parent of) (i) all Third Party Consents and effected all Governmental Filings listed on Section 5.2(a)(i) of the Empire Disclosure Schedule, (ii) the Regulatory Approvals and (iii) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of Empire which if not obtained or effected would reasonably be expected to have a Business Material Adverse Effect on the right of Parent to own, operate or control the Empire Shares following the Closing or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)

the representations and warranties of Empire shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date);

(c)

Empire shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by them under this Agreement as of or prior to the Closing;

(d)

no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Parent to own or control any of the Empire Shares, or to conduct the business of Empire as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)

There shall have been delivered to Parent the Empire Closing Certificate executed by an officer of Empire;

(f)

each of Paul Butler, Daniel Kusrow and Keng Lim shall have (i) entered into an "at will" employment arrangement with Empire contingent upon the Closing which shall supercede and terminate any prior written or oral employment agreement between each of them and Empire, and (ii) executed Parent's form of Employee Proprietary Information and Invention Assignment Agreement, which agreement shall be between Empire and each of them and shall be contingent upon Closing;

(g)

Empire shall have delivered to Parent an update, as of the date prior to the Closing Date, of each list contained in the Disclosure Schedule that lists or describes the material assets of Empire;

(h)

this Agreement and the Merger shall have received the Requisite Stockholder Approval, and the number of Dissenting Shares shall not exceed 2% of the number of outstanding Empire Shares;

(i)

Empire shall have delivered an opinion of Piper Rudnick LLP, counsel to Empire, in the form attached hereto as Exhibit E;

(j)

Parent shall have reasonably determined that the issuance of the Merger Stock to the Empire Stockholders contemplated by this Agreement shall be exempt from registration under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder;

(k)

Empire shall have delivered a certificate, dated the Closing Date and delivered on the Closing Date, executed by the Secretary of Empire, which shall (i) attach a certified copy of the resolutions of the board of directors of Empire authorizing and approving this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement; (ii) attach a certified copy of the resolutions of the stockholders of Empire approving this Agreement and the consummation of the transactions contemplated by this Agreement; (iii) identify by name and title and bear the signature of its officer authorized to execute this Agreement or any other agreement or instrument to be executed by Empire in connection with the Closing; and (iv) attach a certified copy of the certificate of incorporation of Empire, including all amendments, certified by the relevant Secretary of State (or comparable authority) of the state of incorporation of Empire;

(l)

Parent shall have received such other certificates and instruments (including certificates of good standing of Empire in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(m)

the parties thereto shall have executed and delivered the Escrow Agreement;

(n)

since the Balance Sheet Date, a Business Material Adverse Effect shall not have occurred;

(o)

the completion by an independent accountant reasonably acceptable to Parent and Sub of an audit of the Financial Statements to Parent’s and Parent’s reasonable satisfaction;

(p)

the receipt of reasonably satisfactory evidence that the aggregate Liabilities of Empire as of the Closing Date do not exceed $1,500,000 and that all such Liabilities have been set forth on the Most Recent Balance Sheet;

(q)

the receipt of any approvals from the Bankruptcy Court as Parent and Sub, in consultation with counsel, shall reasonably deem necessary or appropriate for the consummation of the transactions contemplated by this Agreement, and including without limitation a final and non-appealable order of the Bankruptcy Court to the effect that the Plan has been substantially consummated; and

(r)

the execution and delivery by EOT Lending Corp. a New York corporation ("EOT Lending"), of a release in form and substance acceptable to Parent and its counsel to the effect that any portion of principal, interest, fees, delinquent payments, penalties, costs or other amounts due or payable to EOT Lending under the Secured Debenture and not paid by Parent as part of the Company Debt at the Effective Time, together with any other claims or obligations of Empire to EOT Lending shall be waived, released, forgiven and cancelled, and that from and after the Effective Time, the Surviving Corporation shall have no Liability of any type to EOT Lending.

SECTION 5.3

 Conditions to Obligations of Empire.  The obligation Empire to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a)

the representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)

Parent and Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)

no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)

the parties thereto shall have executed and delivered the Escrow Agreement;

(e)

Parent shall have executed and delivered to Empire and the Stockholder's Agent a Registration Rights Agreement in substantially the form attached hereto as Exhibit B;

(f)

Parent shall have issued and delivered the Merger Stock to the Escrow Agent pursuant to Section 1.3(h);

(g)

Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement and Parent shall issue and deliver to the Escrow Agent the Escrow Stock in accordance with Section 1.3(h);

(h)

Parent and Sub shall have delivered to Empire the Parent Certificate;

(i)

Empire shall have received such other certificates and instruments (including certificates of good standing of Parent and Sub in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(j)

Parent shall have delivered a certificate, dated the Closing Date and delivered on the Closing Date, executed by the Secretary of Parent, which shall (i) attach copies of resolutions of Parent’s and Parent’s board of directors and, as applicable and necessary, the stockholders of Parent and Sub authorizing the execution and delivery of the Agreement and the transactions contemplated thereby and, with respect to Parent, the issuance of the Merger Stock, as certified by Parent’s and Parent’s Secretary, as applicable; and (ii) identify by name and title and bear the signature of its officer authorized to execute this Agreement or any other agreement or instrument to be executed by Parent and Sub in connection with the Closing;

(k)

this Agreement and the Merger shall have received the Requisite Stockholder Approval;

(l)

the receipt of any approvals from the Bankruptcy Court as Empire, in consultation with counsel, shall reasonably deem necessary or appropriate for the consummation of the transactions contemplated by this Agreement, and including without limitation a final and non-appealable order of the Bankruptcy Court to the effect that the Plan has been substantially consummated; and

(m)

Parent and Sub shall have delivered an opinion of Durham Jones & Pinegar, counsel to Parent and Sub, in the form attached hereto as Exhibit F.

ARTICLE VI.

POST-CLOSING COVENANTS

SECTION 6.1

Proprietary Information.  From and after the Closing, the Empire Stockholders shall not disclose or make use of (except to pursue its rights under this Agreement or the Ancillary Agreements), and each of the Empire Stockholders shall use its Reasonable Best Efforts to cause all of its Affiliates not to disclose or make use of any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Empire, Parent or Sub or their respective businesses (including the financial information, technical information or data relating to the products and names of customers of the Business), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by them or except to the extent such disclose is required by law or regulation.  Each of the Empire Stockholders shall enforce, for the benefit of Empire and Parent, all confidentiality, invention assignments and similar agreements between such Empire Stockholders and any other party relating to Empire or the Business.

SECTION 6.2

Cooperation in Litigation.  From and after the Closing Date, each Party shall reasonably cooperate with each other Party in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement).  The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party or Parties providing such cooperation and by each such Party’s officers, directors, employees and agents, but shall not be responsible for reimbursing any such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

SECTION 6.3

No Transfers of Merger Stock.  In addition to any restriction on transfers of the Merger Stock as set forth in the Registration Rights Agreement, each of the Empire Stockholders shall not distribute, transfer, resell or otherwise dispose of any shares of Merger Stock (whether by distribution to its stockholders or otherwise) unless and until a registration statement covering such shares has been declared effective by the SEC or Parent has received an opinion of counsel reasonably acceptable to it to the effect that such shares may be transferred without registration under the Securities Act.

ARTICLE VII.

INDEMNIFICATION

SECTION 7.1

Indemnification by the Empire Stockholders.  The Empire Stockholders, jointly and severally, shall indemnify Parent and the Surviving Corporation and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as a "Fonix Indemnified Person" and collectively as "Fonix Indemnified Persons") in respect of, and defend and hold the Fonix Indemnified Persons harmless against, Damages incurred or suffered by any of the Fonix Indemnified Persons resulting from, relating to or constituting:

(a)

any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of Empire contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by Empire to any of the Fonix Indemnified Persons pursuant to this Agreement;

(b)

any failure to perform any covenant or agreement of Empire contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by Empire to any of the Fonix Indemnified Persons pursuant to this Agreement;

(c)

any Liabilities of Empire as of the Closing Date in excess of an aggregate amount of $1,500,000; or

(d)

any Taxes relating to the operation of Empire for any taxable period ending  on or before the Closing Date due and payable by Parent to the extent such Taxes exceed the Tax Reserves.

SECTION 7.2

Indemnification by Parent and Sub.  Parent and Sub jointly and severally shall indemnify Empire, and its officers, directors, agents, attorneys, employees, and each person, if any, who controls or may control Empire, and the Empire Stockholders (hereinafter referred to individually as an "Empire Indemnified Person" and collectively as "Empire Indemnified Persons" and together with the Fonix Indemnified Persons as "Indemnified Parties") in respect of, and defend and hold the Empire Indemnified Persons harmless against, any and all Damages incurred or suffered by the Empire Indemnified Persons resulting from, relating to or constituting:

(a)

any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of Parent or Sub contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by Parent or Sub to Empire pursuant to this Agreement; or

(b)

any failure to perform any covenant or agreement of Parent or Sub contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by Parent or Sub to Empire pursuant to this Agreement.

SECTION 7.3

Indemnification Claims.

(a)

An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action.  Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any damage or Liability caused by or arising out of such failure.  Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other Liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further Liability and has no other adverse effect on the Indemnified Party.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)

In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.  If the Indemnified Party is Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c)

Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to Parent), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to Parent) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d)

During the thirty (30) day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such thirty (30) day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) shall become effective with respect to such Dispute.  The provisions of this Section 7.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate any Dispute, such Dispute shall be resolved in a state or federal court sitting in the State of Delaware, in accordance with Section 10.12.  If the Indemnified Party is Parent and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Stock shall be disbursed to Parent and/or the Empire Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)

If, as set forth in Section 7.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by the Arbitrator in accordance with the Commercial Rules in effect from time to time and the following provisions.

(i)

In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)

The parties shall commence the arbitration by jointly filing a written submission with the Chicago, Illinois office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)

No depositions or other discovery shall be conducted in connection with the arbitration.

(iv)

Not later than thirty (30) days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v)

The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the Parties.

(vi)

In connection with any arbitration proceeding pursuant to this Agreement, each Party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the Parties (which shall not include any Party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f)

Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

SECTION 7.4

Survival of Representations and Warranties.  All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date one (1) year following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 3.1 and 3.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.8 and 2.16 shall survive until thirty (30) days following expiration of all statutes of limitation applicable to the matters referred to therein.  If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Stock have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained Escrow Stock to Parent in accordance with the terms of the Escrow Agreement.  The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants, provided notwithstanding clauses (i) and (ii) above, no Indemnified Party shall be entitled to indemnification under this Article VII for or in respect of any inaccuracy in any representation or warranty that is shown by clear and convincing evidence to have been actually known to such Indemnified Party as of the Closing Date.

SECTION 7.5

Limitations.

(a)

Notwithstanding anything to the contrary herein, (i) the aggregate Liability of the Empire Stockholders for Damages under this Article VII shall not exceed the Purchase Price, (ii) the individual liability of any Empire Stockholder shall not exceed the Merger Consideration paid or payable to such Empire Stockholder, and (iii) the Empire Stockholders collectively shall not be liable under this Article VII unless and until the aggregate Damages for which they would otherwise be liable under this Article VII exceed $50,000 (at which point the Empire Stockholders shall become liable for the aggregate Damages, and not just amounts in excess of $50,000); provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1 or 2.2 or to a breach of the covenants set forth in Article VI.  For purposes solely of this Article VII, all representations and warranties of Empire in Article II shall be construed as if the term “material” and any reference to “Business Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b)

Notwithstanding anything to the contrary herein, (i) the aggregate Liability of Parent and Sub for Damages under this Article VII shall not exceed the Purchase Price, and (ii) Parent and Sub shall not be liable under this Article VII unless and until the aggregate Damages for which it would otherwise be liable under this Article VII exceed $50,000 (at which point Parent and Sub shall become liable for the aggregate Damages, and not just amounts in excess of $50,000); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1 or 3.3.  For purposes solely of this Article VII, all representations and warranties of Parent in Article III shall be construed as if the term “material” were omitted from such representations and warranties.

(c)

The Escrow Agreement is intended to secure the indemnification obligations of Empire (prior to the Closing only) and the Empire Stockholders under this Agreement.  The rights of Parent and Sub under this Article VII are limited to the Escrow Stock and the Escrow Agreement shall be the exclusive means for Parent and Sub to enforce such rights.  If the Indemnified Party is Parent or Sub and is seeking to enforce such claim in whole or in part pursuant to the Escrow Agreement, that portion of the Claimed Amount that Parent or Sub is seeking to enforce pursuant to the Escrow Agreement, if payable pursuant to the terms of this Article VII, shall be payable, in that number of shares of Escrow Stock equal to (i) the amount of Damages equal that portion of the Claimed Amount that Parent or Sub is seeking to enforce pursuant to the Escrow Agreement (ii) divided by the greater of (x) the Fonix Common Stock Closing Price and (y) the average closing bid price of Fonix Common Stock for the first 45 of the 48 consecutive trading days immediately preceding the date of the Claim Notice.

(d)

Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VII and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

SECTION 7.6

Treatment of Indemnity Payments.  Any payments made to an Indemnified Party pursuant to this Article VII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE VIII.

TERMINATION

SECTION 8.1

Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing, as provided below:

(a)

the Parties may terminate this Agreement by the mutual written consent of Parent, Parent and the Stockholders' Agent;

(b)

Parent may terminate this Agreement by giving written notice to Empire and the Stockholders' Agent if Empire is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by Parent to Parent of written notice of such breach;

(c)

The Stockholders' Agent may terminate this Agreement by giving written notice to Parent and Sub if Parent or Sub is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.3 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Stockholders' Agent to Parent and Sub of written notice of such breach;

(d)

Parent may terminate this Agreement by giving written notice to Empire if the Closing shall not have occurred on or before February 28, 2005 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by Parent of any representation, warranty or covenant contained in this Agreement); or

(e)

The Stockholders' Agent may terminate this Agreement by giving written notice to Parent if the Closing shall not have occurred on or before February 28, 2005 by reason of the failure of any condition precedent under Section 5.3 (unless the failure results primarily from a breach by Empire of any representation, warranty or covenant contained in this Agreement).

SECTION 8.2

Effect of Termination.  If either Parent or Sub terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Parties (except for any Liability of a Party for breaches of this Agreement).

ARTICLE IX.

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the  Exchange Act.

“Affiliated Group” shall mean a group of corporations with which Empire has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

“Affiliated Period” shall mean any period in which Empire was a member of an Affiliated Group.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall mean this Merger Agreement.

“Ancillary Agreements” shall mean the Escrow Agreement, the Registration Rights Agreement and other instruments and agreements delivered in connection with this Agreement.

“Arbitrator” shall mean the single arbitrator to which a Dispute is submitted pursuant to Section 7.3(e).

“Balance Sheet Date” shall mean September 30, 2004.

“Bankruptcy Case” shall mean the cases filed under chapter 11 of title 11 of the United States Code in the Bankruptcy Court and captioned “In re Empire One Telecommunications, Inc., et al.” Case Nos. 01-11894, 01-11896 through 01-11898 and 02-11387 (AJG).

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York or any other United States court having jurisdiction over the Bankruptcy Case.

“Business” shall mean the wholesale and retail integrated communications services business, including standard voice telecommunications (facility-based local and long distance), dial-up and dedicated Internet access and specialized data services for commercial subscribers of Empire.

“Business Benefit Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by Empire or any ERISA Affiliate for the benefit of one or more Business Employees or former Business Employees.

“Business Employees” shall mean all employees of Empire.

“Business Intellectual Property” shall mean the Intellectual Property owned by or licensed to Empire.

“Business Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on (i) the business, assets, Liabilities, capitalization, financial condition, or results of operations of Empire or (ii) the ability of the Surviving Corporation to operate the Business immediately after the Effective Time in a manner consistent with the Business as currently conducted.  For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Business Material Adverse Effect.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certain Company Liabilities” shall mean (i) any amounts due to the holders of Allowed Claims (as defined in the Plan) that are due and payable by Empire as of the Closing Date (or will become due and payable) but which have not been paid by Empire as of the Closing Date and which have arisen at any time after the Plan Effective Date through the Closing Date or as a result of the Closing (not to exceed $155,912.90), (ii) all amounts payable to USAC pursuant to that certain Stipulation and Order Approving Settlement of Claims between the Debtors and Universal Service Administrative Company, approved by order of the Bankruptcy Court dated August 11, 2004 and (iii) any amounts payable to T8 Enterprises ("T8") in connection with an administrative claim made by T8, not to exceed $57,991.30.

"Certificate of Merger" shall have the meaning set forth in Section 1.2(b)(iii).

“Claimed Amount” shall mean the amount of any Damages claimed to have been incurred or claimed to reasonably be expected to be incurred by the Indemnified Party.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date two (2) business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Company Debt” shall mean the aggregate amount of debt (including principal, interest, any prepayment or other fees or penalties, or costs) of Empire that shall be paid by Parent at Closing and which shall be subtracted from $2,500,000 for purposes of determining the amount of Merger Cash payable in respect of the Empire Shares, all as reflected on Schedule 1.3(f), as updated as of Closing, and which shall include (and be limited to) (i) amounts due under that certain Secured Debenture, dated as of January 31, 2003, issued by Empire to EOT Lending Corp. in the principal amount of $1,700,000.00 (the "Secured Debenture"); and (ii) legal fees payable to Piper Rudnick LLP.  Company Debt shall in no event exceed $2,500,000.

 “Confidential Information” shall mean any confidential or proprietary information of Empire that is furnished in writing to Parent by Empire in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of Parent, (C) which Parent knew or to which Parent had access prior to disclosure or (D) which Parent rightfully obtains from a source other than Empire.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Damages” shall mean any and all debts, obligations and other Liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi).

"Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its Liability for all or part of the Claimed Amount.

"Dissenting Share" shall mean any Empire Share held of record by any stockholder who or which has exercised his or its appraisal rights under the Delaware General Corporation Law.

"Dissenting Stockholder" shall have the meaning set forth in Section 1.3(l).

"Effective Time" shall have the meaning set forth in Section 1.3.

"Empire Certificate" shall have the meaning set forth in Section 1.3(j).

"Empire Shares" shall have the meaning set forth in Recital B.

“EOT Authorizations” shall have the meaning set forth in Section 2.18(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Empire.

“Empire” shall have the meaning set forth in the first paragraph of this Agreement.

“Empire Closing Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving Empire) of Section 5.2 is satisfied in all respects.

“Empire Disclosure Schedule” shall mean the disclosure schedule provided by Empire to Parent pursuant to Article II hereof on the date hereof.

“Empire Shares” shall mean any and all shares of the Common Stock, $0.0001 par value per share, of Empire.

"Empire Stockholders" shall mean the holders of all of the issued and outstanding capital stock of Empire, whose names, addresses of record and number of Empire Shares owned by each are listed on the Empire Stockholders Schedule attached, hereto.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, fringe benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:   (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit C.

“Escrow Agent” shall mean Durham Jones & Pinegar, P.C., Salt Lake City, Utah.

“Escrow Stock” shall have the meaning set forth in Section 1.4.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“FCC” shall mean the United States Federal Communication Commission.

“Financial Statements” shall mean:

(a)

the unaudited consolidated balance sheet and statement of income of Empire for the period from January 1, 2003 through January 31, 2003 for Empire as debtor-in-possession,

(b)

the unaudited consolidated balance sheet, statements of income, changes in stockholders' equity and cash flows of Empire for the period from January 31, 2003 through December 31, 2003; and

(c)

the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of Empire for the six (6) months ended as of the Balance Sheet Date.

“Fonix Authorization” shall have the meaning set forth in Section 3.8.

“Fonix Balance Sheet Date” shall have the meaning set forth in Section 3.6.

“Fonix Common Stock” shall have the meaning set forth in Section 1.3(c).

“Fonix Common Stock Closing Price” shall have the meaning set forth in Section 1.2(b).

“Fonix Disclosure Schedule” shall have the meaning set forth in Section 3.6.

“Fonix Financial Statements” shall have the meaning set forth in Section 3.5.

“Fonix SEC Documents” shall have the meaning set forth in Section 3.5.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any government or political subdivision or regulatory authority, whether foreign or domestic, federal, state, provincial, territorial, local or municipal, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any foreign or domestic, federal, state, provincial, territorial, local or municipal court or similar tribunal.

“Governmental Filings” shall have the meaning set forth in Section 5.2(a).

“Income Taxes” shall mean any Taxes imposed upon or measured by net income.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean all:

(a)

patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b)

trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith;

(c)

copyrights and registrations and applications for registration thereof;

(d)

mask works and registrations and applications for registration thereof;

(e)

computer software, data and documentation;

(f)

inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g)

other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h)

copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal systems of Empire, including computer hardware systems, software applications and embedded systems.

“Inventory” shall mean all inventory of raw materials, work-in-process, finished goods, supplies, packaging materials, spare parts and similar items related to or utilized by Empire whether held by any of Empire or any of their subsidiaries or affiliates, wherever located, including consignment inventory and inventory held on order or in transit.

"Joint Solicitation Statement" shall have the meaning set forth in Section 4.2(a).

“Lease” shall mean any lease or sublease pursuant to which Empire leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Liability” or “Liabilities” means all direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

"Merger" shall have the meaning set forth in Recital A of this Agreement.

“Merger Stock” shall have the meaning set forth in Section 1.3(c).

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of Empire as of the Balance Sheet Date.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Owned Real Property” shall mean each item of real property owned by Empire.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving Parent) of Section 5.3 is satisfied in all respects.

“Parties” shall mean Empire, Parent and Sub.

"Paying Agent" shall have the meaning set forth in Section 1.3(h).

"Payment Fund" shall have the meaning set forth in Section 1.3(h).

“Payment Period” shall mean any period of time for which rent or other payments have been made in advance by Empire or are to be made in arrears by Parent.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Plan” shall mean the First Amended Plan of Reorganization of Empire One Telecommunications, Inc., Sonus Communications, Inc., EOT Telecommunications of Canada, Inc., Empire One Power, Inc., and Sonus Communication Holdings, Inc. dated September 10, 2002 and approved by the Bankruptcy Court by order dated December 5, 2002, with an Effective Date (as defined in the Plan) of January 31, 2003.

“Plan Effective Date” shall mean January 31, 2003.

“Purchaser Representative” shall have the meaning set forth in Rule 501(h) promulgated under the Securities Act.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Regulatory Agreement” shall have the meaning set forth in Section 2.18(e).

“Regulatory Approvals” shall have the meaning set forth in Section 2.18(d).

“Registration Rights Agreement” shall have the meaning set forth in Section 1.2(b).

"Requisite Stockholder Approval" means the affirmative vote of the holders of a majority of the Empire Shares in favor of this Agreement and the Merger.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“SEC” shall mean the United States Securities and Exchange Commission.

"Secured Debenture" shall have the meaning set forth in the definition of Company Debt.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business and not material to Empire.

“Stockholders' Agent” shall have the meaning set forth in Section 1.5.

 “Software” shall mean any of the software owned by Empire.

“State Commissions” shall have the meaning set forth in Section 2.18(b).

"Sub" has the meaning set forth in the first paragraph of this Agreement.

“Subsidiary” means any corporation with respect to which an individual or entity (or a subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Surviving Corporation" shall have the meaning set forth in Section 1.1.

“Tax Audit” shall mean any audit or examination by any Taxing Authority.

“Tax Reserves” shall mean any reserves for Taxes reflected on the final closing balance sheet of Empire prepared by Parent after the Closing.

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Taxes” shall mean any and all taxes, charges, fees, levies or other similar assessments or Liabilities in the nature of a tax, including, without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Taxing Authority” shall mean a Governmental Entity responsible for the imposition or collection of Taxes.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VIII.

“Third Party Consents” shall have the meaning set forth in Section 5.2(b).

“Unclaimed Escrow Stock” shall have the meaning set forth in Section 1.4(b).

“USAC” shall mean the Universal Service Administrative Company (“USAC”), as the agent of the federal Universal Service Fund.

Other capitalized terms used in this Agreement shall have the meaning set forth herein.

ARTICLE X.

MISCELLANEOUS

SECTION 10.1

Press Releases and Announcements.  No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party or Parties; provided, however, that any Party may make any public disclosure required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party or Parties and provide such other Party or Parties with a copy of the proposed disclosure prior to making the disclosure).

SECTION 10.2

No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

SECTION 10.3

Entire Agreement.  This Agreement (including the documents referred to herein), together with the Confidentiality Agreement dated June 29, 2004 between Parent and Empire, constitutes the entire agreement among the Parties and supersedes any prior or contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

SECTION 10.4

Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent, Parent and the Stockholders' Agent; provided that Parent may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of Parent.

SECTION 10.5

Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

SECTION 10.6

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.7

Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Empire:

55 Washington Street, 9th Floor
Brooklyn, NY 11201
Attn.  Paul Butler and Sherry Shen
Fax:  (718) 797-0001

With a copy to:

Piper Rudnick LLP
1251 Avenue of the Americas
New York, New York  10020
Attn:  Timothy Walsh, Esq.
Fax:

(212) 835-6001

If to the Stockholder's Agent:

EOT Lending Corp.
720 Fifth Ave. 9th Floor

New York, NY10019
Attn:  Alan Quasha/Sherry Shen

With a copy to:

Piper Rudnick LLP
1251 Avenue of the Americas
New York, New York  10020
Attn:  Timothy Walsh, Esq.
Fax:

(212) 835-6001

If to Parent or Sub:

Fonix Corporation
9350 South 150 East, Suite 700
Sandy, Utah 84070
Attn.:  Roger D. Dudley, Executive Vice President
Fax:

(801) 553-6707

With a copy to:

Jeffrey M. Jones
Durham Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah  84111
Fax:

(801) 415-3500

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy,

telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party or Parties notice in the manner herein set forth.

SECTION 10.8

Governing Law.  This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would  cause the application of laws of any jurisdictions other than those of the State of Delaware.

SECTION 10.9

Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.  No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 10.10

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

SECTION 10.11

Expenses.  Except as set forth in Article VIII and the Escrow Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Parent agrees that none of the costs and expenses (including legal fees and expenses) incurred by it in connection with this Agreement or the transactions contemplated hereby will be paid until after the Closing.

SECTION 10.12

Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court.  Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.7, provided that nothing in this Section 12.12 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

SECTION 10.13

Construction.

(a)

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)

Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)

Any reference herein to “including” shall be interpreted as “including without limitation”.

(d)

Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

[Signature Page Follows Immediately]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first above written.

EMPIRE: EMPIRE TELECOMMUNICATIONS, INC., a Delaware corporation By: Its:	PARENT: FONIX CORPORATION, a Delaware corporation By: Its:
SUB: TOE ACQUISITION CORPORATION, a Delaware corporation By: Its: